Key Energy Services, Inc.	Exhibit 99.1
News Release
For Immediate Release: Tuesday, July 6, 2004	Contact: John Daniel (432) 620-0300

KEY ENERGY COMMENCES SENIOR NOTE CONSENT SOLICITATION
Updates Status of Restatement of Financial Statements and Internal Investigations

MIDLAND, TX, July 6, 2004—Key Energy Services, Inc. (NYSE: KEG) announced today that it is soliciting consents from the holders of its outstanding 6 3/8% senior notes due 2013 and 8 3/8% senior notes due 2008 (collectively "the Notes" or "Notes"), to extend until December 31, 2004 the period in which the Company must deliver its 2003 10-K and 2004 10-Q reports. The Company also updated information relating to the restatement of its financial statements and relating to the investigations being conducted by its Audit Committee.

The Consent Solicitation is scheduled to expire at 5:00 p.m. (EDT) on July 15, 2004, unless extended or terminated earlier. Holders of Notes who deliver their consent on or prior to 5:00 p.m. (EDT) on July 15, 2004, unless extended or terminated earlier, will be eligible to receive a consent payment of $2.50 per $1,000 principal amounts of Notes validly consented.

The Consent Solicitation is conditioned upon the satisfaction of certain conditions, including that consents for a majority of each particular series of notes must be received, a majority of the other series of notes must be received and the supplemental indenture for both series must be executed. A more comprehensive description of the Consent Solicitation and its conditions can be found in the Consent Solicitation Statement.

The Company has retained Lehman Brothers to serve as the Solicitation Agent and D.F. King & Co., Inc. to serve as the Information Agent and Tabulation Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc., by telephone at (800) 848-2998 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the solicitation of consents may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Liability Management.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to the Consent Solicitation Statement dated July 6, 2004.

On June 1, 2004, the Company received a letter from the trustee purporting to be notice under the indentures governing the 6 3/8% notes and 8 3/8% notes stating that the Company's failure to file its 2003 Annual Report on Form 10-K and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003, constituted breaches of its financial reporting obligations contained in the indentures, and stating that unless the deficiency was remedied within 90 days, an event of default would occur under the indentures. The Company believes that the notice may be invalid because it does not meet certain requirements for giving notice as required by the indentures. Contrary to the letter from the trustee, the indentures actually would require the Company to cure the deficiency within 60 days of the receipt of a notice. Unless the deficiency is cured or waived within the cure period, the trustee or holders of 25% of the outstanding principal amount of either series of notes would have the right to accelerate the maturity of that series of notes. Notwithstanding the Company's belief that the notice may be invalid, the Company has proceeded with the consent solicitation.

The consents are being solicited to amend the indentures to give the Company until December 31, 2004, to comply with the financial reporting covenants in the indentures. Each holder that consents will also be waiving all defaults with respect to the financial reporting covenants in the indentures and any and all rights to cause acceleration of principal on the notes as a result of the defaults.

As previously disclosed, the lenders under the Company's revolving credit facility agreed to waive defaults arising from the failure to timely deliver periodic financial statements. The administrative agent for the lenders under the revolving credit facility has advised the Company that, while no event of default has occurred under the revolving credit facility as a result of the trustee's notice of default, it believes a potential event of default has occurred under the revolving credit facility as a result of that notice and that, absent a waiver from lenders holding a majority of the loans under the revolving credit facility, the Company will not be able to borrow or obtain letters of credit under the credit facility until the potential event of default is cured or waived. The Company believes it has sufficient liquidity to provide for its anticipated operating needs while the consent solicitation is pending. Upon successful completion of the consent solicitation, any restriction upon the Company's ability to borrow under the revolving credit facility will be resolved.

The Company's primary workers' compensation insurance carrier had previously extended to September 30, 2004, the date by which the Company must deliver audited annual financial statements and reduced the credit ratings triggers. After the Company amended its agreement with its workers' compensation carrier, the Company's Standard & Poor's long-term corporate and senior unsecured debt rating was downgraded from B+ to B and the Company's Moody's senior unsecured issuer rating was downgraded from B1 to B2. As a result of these downgrades the Company must replace the promissory note and bond with letters of credit within 30 days after such downgrade. Such 30-day period was set to expire on July 8, 2004; however, the Company has entered into a letter agreement effective as of July 2, 2004, that requires the Company to provide a letter of credit for the $6 million promissory note within 20 days from July 2, 2004. The worker's compensation carrier agreed that it shall not exercise any other remedies under the agreement until the 20-day period expires. The carrier also agreed that the failure to provide a letter of credit by July 8, 2004, shall not be deemed an event of default. If the Company fails to provide a $6 million letter of credit within the 20-day period, the worker's compensation carrier may then immediately exercise any and all other remedies available under the agreement. The Company has arranged for a letter of credit to be available to meet this obligation.

The Company's restatement process is ongoing. To date, the Company has conducted a physical inventory of over 20,000 individual pieces of equipment of its well servicing, drilling, and pressure pumping divisions to determine the equipments' existence, condition and valuation. The Company is attempting to match the equipment that has been physically counted and evaluated with the book values of equipment recorded in its accounting systems. The Company will then undertake to determine the appropriate write-down amounts.

The Company is also attempting to determine the fiscal period in which any write-downs or impairments should be recorded. The lack of detail in the Company's accounting records for equipment acquired in years before 2000, including the difficulty in locating source documents for such assets, is affecting the process. With respect to all prior periods, including 2003, evidence necessary to determine exact dates that particular assets might have first been impaired is limited. Restatements of prior year periods will require issuance of audit opinions by our independent auditors on the financial statements for those years.

The restatement process is subject to uncertainties. These uncertainties include whether the Company will be able to develop the necessary records or estimates to support the accounting for equipment assets and allocation of the write-downs to particular fiscal years, whether the restatements and audit will be completed in a timely manner, whether the amount of write-downs or impairments will exceed the Company's estimates, and what portions of the write-downs are to be allocated to particular fiscal years. In connection with the restatement process, additional items requiring restatement may be identified. Users of the Company's financial statements should not rely on its previously issued financial statements.

As previously disclosed, the Audit Committee of the Company's Board of Directors authorized special outside counsel, Sidley Austin Brown & Wood LLP, to conduct a review of our internal investigation of improprieties in the Company's South Texas division. The Audit Committee also authorized an independent investigation with the assistance of special outside counsel of the adequacy of the Company's public disclosure procedures, its internal controls and other matters that arose in the course of the investigation. As part of this investigation, outside counsel for the Audit Committee examined, among other things, matters related to public disclosures and financial forecasts made by our executive officers, certain transactions involving executive officers, accounting policies and procedures and corporate governance matters. In the course of that investigation, they interviewed many of the Company's current and former employees.

The Audit Committee's outside counsel has largely completed its factual inquiries. Counsel has given reports on its preliminary factual findings to the Audit Committee and the Company's Board of Directors. The Audit Committee has not yet reached any conclusions as to what corrective actions it will recommend based on counsel's factual findings. The Audit Committee expects to complete its investigation and make recommendations on corrective actions to the Board of Directors by the end of July 2004.

Key Energy Services, Inc. is the world's largest rig-based, onshore well service company. The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the notice of default from the trustee on Company's senior notes, the consent solicitation, the position of the lenders under the Company's revolving credit facility, the status of the restatement and the status of the internal investigation. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward- looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the risk that the Company will not obtain consents to modify the indentures, thereby permitting the trustee or holders of the senior notes and/or the lenders under the revolving credit facility to accelerate their indebtedness; the risk that the Company will be unable to repay its debt if accelerated; the risk that the Company will have insufficient liquidity to fund its operations while the consent solicitation is pending;; the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company's prior year financial statements and the audit of the Company's 2003 financial statement, risks related to the costs of the restatement process and their impact on operating results and cash flow, and other certainties identified above; the impact of the internal investigation and possible corrective actions as a result of the investigation. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.